Statement of Computation of Earnings to Fixed Charges              Exhibit 12.1





                                                          Year Ended June 30,
                                         -----------------------------------------------------
                                                                                    Pro Forma
                                                Historical                         As Adjusted
                                         -------------------------------------     -----------
                                           1996          1997           1998          1998
                                         --------      --------       --------      --------
Income (Loss)  before extraordinary      $ (1,189)     $ (1,138)      $(32,754)     $(34,004)
  items and income taxes
  Fixed Charges                          $    421      $    878       $  3,957      $ 17,547
                                         --------      --------       --------      --------
Earnings for Computation                 $   (768)     $   (260)      $(28,797)     $(16,455)


Fixed Charges
   Interest and financing costs          $    421      $    878       $  3,957      $ 17,547

Ratio of Earnings to                           NM            NM             NM            NM
    Fixed Charges

Short Fall                               $ (1,189)     $ (1,138)      $(24,892)     $ (1,946)
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